Exhibit 10.5
January 3, 2011
Michael de Vere
Dear Michael:
The specifics of your new position as President, U.S. Client Services for Harris Interactive Inc. (the “Company”) are as follows:
•	The commencement date is January 3, 2011 (the “Commencement Date”).

•	As of the Commencement Date, your base salary will be $275,000 per year, earned and payable on a bi-weekly basis, prior to any payroll deductions.

•	Your performance and salary will be reviewed annually. You will be eligible to be considered for a salary increase in the Company’s regular annual review cycle. To the extent merit increases are granted, eligibility will be based on your individual performance and the performance of the Company.

•	You will be eligible for an annual bonus of up to 40% of your base salary. You also will be eligible to receive a $30,000 one-time bonus if the U.S. Healthcare Sector meets or exceeds its budgeted revenue and operating income through the first three quarters of fiscal 2011 (on a cumulative basis), payable after the Q3 books are closed. The Compensation Committee of the Board of Directors (the “Compensation Committee”) retains discretionary authority over all bonus awards. It also establishes metrics and objectives for bonus awards annually. Declared bonuses are paid within 75 days after the end of each fiscal year only to persons who remain employed at the time of payment.

•	Subject to approval by the Compensation Committee, you will be granted the option to purchase 85,000 shares of the common stock of the Company under the terms and conditions of the Company’s standard stock option agreement. The option price will be the fair market price of the Company’s common stock on the grant date. The Company’s regular quarterly grants are made at the close of trading on the later of (i) the 15th day of the second month of the fiscal quarter and (ii) one week after the Company’s quarterly earnings release. If the day falls on a non business day, the fair market price will be the next business day.

•	Should the Company terminate your employment for any reason other than for “cause” (as defined below), you will receive severance payments equal to 7.5 months of your then-current base salary, payable in periodic installments in accordance with the Company’s regular payroll practices for its executive personnel at the time of payment, subject to your execution of the Company’s customary confidentiality and non-compete agreements, and execution of a release in favor of the Company prior to the 52nd day after your date of termination (the “Release”). The amounts due prior to the expiration of the revocation period following delivery of the Release that are conditioned on the delivery of the Release shall be paid in a lump sum on the 60th day after your date of termination. “Cause” shall mean: (i) failure to perform your duties after written demand for performance is delivered by the Company to you, which written demand specifies in reasonable detail the duties that you failed to perform, and your failure to cure such failure within thirty (30) days after receipt of the Company’s written demand (for the avoidance of doubt, failure to achieve targets in and of itself shall not be deemed a failure to perform your duties); (ii) willful conduct with regard to the Company or your duties that is materially injurious to the Company or its subsidiaries; (iii) conviction or plea of guilty or nolo contendere to a crime which involves moral turpitude or, if not including moral turpitude, arises from an act that is materially and demonstrably injurious to the Company or any of its subsidiaries, or conviction or plea of guilty or nolo contendere to a felony; and (iv) willful and material violation of the written policies of the Company (it being understood that, among others, any violation of the Company’s Insider Trading Policy shall be deemed to be material) and, if curable, continues for more than three (3) days after written notice thereof is given to you by the Company.
•	You are eligible for 20 days of vacation, which accrue at 6.153 hours per pay period.

•	You are entitled to receive employment benefits generally provided by the Company’s policies and benefit plans.
Your employment with the Company is on an “at-will” basis, and neither you nor the Company has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you are free to terminate your employment with the Company at any time, with or without cause or advance notice. Likewise, the Company has the right to change your position, duties, compensation, and/or reporting line, or to terminate your employment, at any time, with or without cause or advance notice.
This offer letter supersedes any prior offer letter, agreement or understanding with respect to the subject matters covered herein.
Sincerely,
/s/ Marc Levin
Marc Levin
EVP, General Counsel & Corporate Secretary
Harris Interactive Inc.
Accepted and agreed to as of the date first set above:

/s/ Michael de Vere
Michael de Vere